UNITED STATES                   OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION       ----------------
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934





                          Opinion Research Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    683755102
--------------------------------------------------------------------------------
                                 (CUSIP number)

                           ---------------------------


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)






                             Page 1 of [____] Pages

                                       13G
CUSIP NO. 683755102
-------------------

     NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1
     Michael R. Cooper

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
  2                                                            (b) |_|

--------------------------------------------------------------------------------
     SEC USE ONLY
  3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     United States of America
--------------------------------------------------------------------------------
                                       SOLE VOTING POWER
                                    5
                                       576,021
              NUMBER OF            ---------------------------------------------
                SHARES                 SHARED VOTING POWER
             BENEFICIALLY           6
               OWNED BY                None
                 EACH              ---------------------------------------------
              REPORTING                SOLE DISPOSITIVE POWER
               OWNED BY             7
                PERSON                 576,021
                 WITH              ---------------------------------------------
                                       SHARED DISPOSITIVE POWER
                                    8
                                       None
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
  9
     576,021
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
  11
     14%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
  12
     IN
--------------------------------------------------------------------------------


                               Page 2 of [5] Pages

ITEM 1.

     (a) Name of Issuer: Opinion Research Corporation
         --------------

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------

         23 Orchard Road
         Skillman, New Jersey 08556

ITEM 2.

     (a) Name of Person Filing: Michael R. Cooper
         ---------------------

     (b) Address of Principal Business or, if None, Residence:
         ----------------------------------------------------

         44 Copper Vail
         Princeton, New Jersey  08540

     (c) Citizenship: United States of America
         -----------

     (d) Class of Securities: Common Stock
         -------------------

     (e) CUSIP Number: 683755102
         ------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A: N/A

     (a)    |_|  Broker or Dealer registered under Section 15 of the Act

     (b)    |_|  Bank as defined in section 3(a)(6) of the Act

     (c)    |_|  Insurance Company as defined in section 3(a)(19) of the Act

     (d)    |_|  Investment Company registered under section 8 of the Investment
                 Company Act

     (e)    |_|  Investment   Advisor  registered   under  section  203  of  the
                 Investment Advisors Act of 1940

     (f)    |_|  Employee Benefit Plan,  Pension Fund which is  subject  to  the
                 provisions   of  the  Employee Retirement  Income  Security Act
                 of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g)    |_|  Parent Holding Company, in accordance with
                 ss.240.13d-1(b)(1)(ii)(G) (Note: See Item 7)


                               Page 3 of [5] Pages

     (h)    |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)


ITEM 4.  Ownership

     (a)    Amount Beneficially Owned:  576,021

     (b)    PERCENT OF CLASS:  16%

     (c)
            (i)   Sole Power to Vote:  576,021
            (ii)  Shared Power to Vote:  -0-
            (iii) Sole Dispositive Power:  576,021
            (iv)  Shared Dispositive Power:   -0-


ITEM 5.  Ownership of Five Percent or Less of a Class
         N/A

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.
         N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         N/A

ITEM 8.  Identification and Classification of Members of the Group
         N/A

ITEM 9.  Notice of Dissolution of the Group
         N/A

ITEM 10. Certification
         N/A




                               Page 4 of [5] Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                     February 14, 2000
                                            ------------------------------------
                                                            Date



                                             /s/ Michael R. Cooper
                                            ------------------------------------
                                                          Signature


                                             Michael R. Cooper
                                            ------------------------------------
                                                            Name


                               Page 5 of [5] Pages